ACCOUNTANTS' CONSENT


     Dana F. Cole & Company, LLP, hereby consents to the use of its report dated August 26, 2002, relating to the audited financial statements for years ending December 31, 2001 and 2002 in the second amendment to the registration statement on SB-2 of WorkPlace Compliance, Inc. (formerly E-biz Venture Corp.)



     November 25, 2002


                                   /s/Dana F. Cole & Company, LLP
                                   Dana F. Cole & Company, LLP